To our Shareholders:

In our 2009 Annual Letter, we made a commitment to you, our shareholders to focus our efforts in 2010 on three main objectives: a return to profitability, improvement in asset quality, and preservation of capital. Despite our regional economy remaining sluggish and the overall banking industry still facing significant challenges, we are pleased to announce that in the first quarter of 2010 we have made progress in all three of these areas. Here are some highlights from our 2010 first quarter results as compared to the first quarter of 2009.

1.	Earnings – The Company has posted a profit for the first time in six quarters. Earnings increased by $1.4 million and resulted in net income of $134 thousand compared to a first quarter 2009 net loss of $1.3 million. In addition, the Company successfully increased non-interest income by $557 thousand and decreased non-interest expense by $595 thousand.

2.	Asset Quality - Asset quality has improved in terms of declining delinquency trends and improvement in non-performing loan and asset ratios. There has also been a significant decrease in our concentration of construction and land development loans – the loan category that was the cause of essentially all of our loan charge-offs in 2009. Additional asset quality improvements include:

• the loan loss provision decreased by $1.4 million
• nonperforming loans as a percentage of total loans decreased from 8.6% to 5.6%
• nonperforming loans decreased by $12.7 million, or 41%, and
• nonperforming assets as a percentage of total assets decreased from 7.2% to 5.7%

3.	Capital – The Bank’s asset quality decline has stabilized resulting in a return to profitability, and the preservation and growth of capital. In our efforts to accelerate this process we are actively exploring outside sources for raising additional capital. Furthermore, to strengthen key capital ratios and improve profitability, we will reduce our holdings of lower-earning assets and use the proceeds to pay off higher-costing liabilities. Finally, in light of our 2009 net loss, the Federal Reserve Bank of San Francisco asked that we defer regularly scheduled quarterly interest payments on our outstanding junior subordinated debentures relating to our trust preferred securities and to suspend quarterly cash dividend payments on our Series A Preferred Stock. Deferral of these payments, which is permitted pursuant to the underlying agreements, is expected to preserve a total of $200 thousand of cash each quarter, although such amounts will continue to accrue. Although we have sufficient cash and liquidity to pay these amounts, we are taking these actions to support and preserve our capital position. The Company intends to reevaluate the deferral of these payments periodically and, in consultation with our regulators, will consider reinstating these payments when appropriate.

Our improved performance is the result of a variety of factors, one of which is the cost reduction program described in our recent Annual Letter. During 2009 we reduced a number of discretionary expenditures and froze officers’ salaries. In addition, during the first quarter of 2010, we froze all employee salary increases; eliminated year-end bonuses; suspended the Company’s 401(k) matching contribution; and reduced executive salaries and fees paid to board members by 10%. Furthermore, as of May, 2010, we have enacted a 5-10% salary reduction for all other corporate officers, and reduced overall staffing levels. With this aggressive cost cutting strategy we expect to reduce expenses in 2010 by $1 million.

However, cost controls are only part of the story; we are also keenly focused on growing our revenues. To support this objective we have expanded our Small Business Administration (SBA) lending unit and are proud to have been named the 9th largest SBA lender in the Northern California market. In addition, we were recently named the 2010 Community/Rural SBA Lender by the Sacramento District of the United States Small Business Administration. SBA loans are relatively more profitable than other loans, when sold in the secondary market, while at the same time being of lower risk, with a guarantee from the Federal government up to 90%. We expect to continue growing profits from this segment of our lending activities.

To further support growth in our lending function we have added an experienced and well-connected lender to our Redding branch which will allow us to expand our customer base, generate more quality loans, and increase deposits in the Redding and surrounding areas.

In the coming months we will remain focused on increasing profitability, improving asset quality, and preserving and growing capital. It is imperative that we achieve these objectives so that we can then turn our focus to our longer term plan; positioning our Company to take advantage of the tremendous growth opportunities that this recessionary environment has created. As a profitable and well-capitalized institution, we will have ample opportunities to better serve our existing customers, expand into new markets, and increase shareholder value.

Management and the Board remain confident that with our sustained focus, commitment, and action, we will continue to move toward a return to meaningful profitability and the financial strength to grow and thrive in the current economic environment. Thank you for your continued confidence in our company.

Sincerely,

Andrew J. Ryback Interim President and CEO	Dan West Chairman of the Board